Exhibit 99.1

LogicMark, Inc. Reports Second Quarter 2025 Results

Highlighted by 22% Sales Growth

Louisville, KY., August 12, 2025 --  LogicMark, Inc. (OTC: LGMK) (the Company), a provider of personal safety, personal emergency response systems (PERS), health communications devices, and technology for the growing care and safety economy, today announced financial and operational results for the quarter ended June 30, 2025.

Summary:

●	Revenues were $2.9 million in the second quarter of 2025, an increase of 22% compared with the second quarter of 2024.

●	Gross Profit in the second quarter of 2025 improved 24% to $1.9 million compared with the prior year period.

●	Gross margin improved to 67.5%, a 99 bp increase compared with the prior year period.

●	Improved liquidity with cash and investments of $13.0 million, due to a successful capital raise earlier in the year, along with no long-term debt, as of June 30, 2025.

●	Completed transition of the Company’s common stock to the OTC market during the second quarter, providing a less restrictive trading platform.

●	Expanded the sales organization with key leadership hires to accelerate B2B growth, revitalize the reseller program, and strengthen go-to-market capabilities.

Chia-Lin Simmons, Chief Executive Officer of LogicMark, commented, “I’m pleased with the revenue growth we achieved in the second quarter, accelerating at a pace markedly faster than anything in the recent past. Our R&D team has been diligently enhancing existing products, creating new hardware and software, and introducing state-of-the-art features such as AI-enabled fall detection. The Company’s expanding variety of personal safety devices provides cost-effective solutions that meet the needs of entire families, supporting aging in place and giving people confidence that help is always close at hand. Personal safety remains a consistent priority for households, and we are building solutions that support families at every stage of life.

“To build on this momentum, we are scaling our go-to-market capabilities. We recently appointed a new Senior Vice President of Sales to lead our sales efforts. In addition, we have been working to revitalize our reseller program in order to provide stronger partner support and broader customer reach. These initiatives will position us to expand into institutional and other government channels, including opportunities opened through our GSA contract. Our growing product and IP portfolio, along with new strategic investment in sales infrastructure, also positions LogicMark to capture the expanding demand for personal safety and care technology solutions.

“With a strengthened cash position and our transition to another stock exchange behind us, we can focus on disciplined execution and serving our customers. Building a strong company takes time and commitment, and the foundation we have been laying over the past few years through innovation, channel expansion, and operational focus will drive meaningful, lasting value for our customers and stakeholders alike,” concluded Ms. Simmons.

Second Quarter 2025 Results

Revenue for the second quarter ended June 30, 2025, was $2.9 million, up 22% compared with $2.3 million of revenue for the same period last year. Higher sales of the Freedom Alert Mini units, launched in 2024, and our recently upgraded Guardian Alert 911 Plus were the primary drivers of the revenue increase.

Gross profit in the second quarter of this year was $1.9 million, rising 24%, compared with $1.6 million in the same period last year. Gross margin increased to 67.5% for the three months ended June 30, 2025, compared to 66.6% in the prior-year period, an increase of 99 bps, driven by a shift in sales mix to higher margin products.

Total operating expenses were $4.1 million for the second quarter of 2025, versus $3.6 million in the second quarter of 2024. The 12% increase was driven by costs related to recruiting efforts to grow the sales team, as well as higher consulting and legal fees.

Net loss attributable to common shareholders for the second quarter was $2.1 million, unchanged compared with the same period last year. On a fully diluted per share basis, there was no loss or gain, compared with a net loss per share of $24.12 for the same period last year. This improvement in the net loss per share is attributable to the higher number of weighted average common shares outstanding in the current quarter.

During the first quarter of 2025, the Company completed a registered public offering of units and pre-funded units, consisting of common stock, warrants, and pre-funded warrants, resulting in gross proceeds of $14.4 million.

At the end of the second quarter, the Company reported cash and investments of $13.0 million, and no long-term debt.

Investor Call and SEC Filings

Chia-Lin Simmons, CEO, and Mark Archer, CFO, will host a live investor call and webcast on Tuesday, August 12, 2025, at 1:30 PM (PDT) / 4:30 PM (EDT) to review the Company’s financial results for the second quarter of 2025.

To listen to the live webcast, please visit the LogicMark Investor Relations website or use the link: https://edge.media-server.com/mmc/p/hcbacxti

Investors and analysts wishing to participate in the live call should register here:

https://register-conf.media-server.com/register/BIa8a4fa14dbb2429d9246e5c131656f46

The associated press release, SEC filings, and webcast replay will also be accessible on the investor relations website.

About Us

LogicMark, Inc. (OTC: LGMK) is on a mission to let people of all ages lead a life with dignity, independence, and the joy of possibility. The Company provides personal safety, personal emergency response systems (PERS), software apps, health communications devices, services, and technologies to create a Connected Care Platform. Made up of a team of leading technologists with a deep understanding of IoT, AI, and machine learning, and a passionate focus on understanding consumer needs, LogicMark is dedicated to building a ‘Care Village’ with proprietary technology and creating innovative solutions for the care economy. The Company’s PERS technologies are sold through the United States Veterans Health Administration, dealers, distributors, and direct-to-consumer.  LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments. For more information visit LogicMark.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to, among other things, the Company’s financial results for the second quarter of 2025 and related call and webcast, and the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the need and availability of financing; the Company’s ability to implement its long-range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC. There can be no assurance that a broker will continue to make a market in the Company’s common stock or that trading of the common stock will continue on an over-the-counter market or elsewhere. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may differ materially from those described in this press release as intended, planned, anticipated, believed, estimated, or expected. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances, or assumptions underlying such statements, or otherwise.

Investor Relations Contact

investors@logicmark.com

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LogicMark, Inc.

CONDENSED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current Assets
Cash and cash equivalents	$5,013,959	$3,806,915
Investments	7,965,965	-
Accounts receivable, net	148,968	4,355
Inventory	790,183	1,048,963
Prepaid expenses and other current assets	573,864	476,672
Total Current Assets	14,492,939	5,336,905

Property and equipment, net	60,761	112,605
Right-of-use assets, net	348,843	48,641
Product development costs, net of amortization of $614,581 and $397,340, respectively	1,180,787	1,384,172
Software development costs, net of amortization of $765,757 and $428,803, respectively	2,429,594	2,019,090
Goodwill	3,143,662	3,143,662
Other intangible assets, net of amortization of $6,809,203 and $6,428,305, respectively	1,795,364	2,176,262

Total Assets	$23,451,950	$14,221,337

Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities
Accounts payable	$619,565	$750,336
Accrued expenses	902,736	1,053,301
Deferred revenue	400,026	225,195
Total Current Liabilities	1,922,327	2,028,832
Other long-term liabilities	326,228	-
Total Liabilities	2,248,555	2,028,832

Commitments and Contingencies (Note 9)

Series C Redeemable Preferred Stock
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 1 share issued and outstanding as of June 30, 2025 and December 31, 2024, respectively, aggregate liquidation preference of $2,000,000 as of June 30, 2025 and December 31, 2024, respectively	1,807,300	1,807,300

Stockholders’ Equity
Preferred stock, par value $0.0001 per share: 80,000,000 shares authorized
Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 106,333 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively, aggregate liquidation preference of $319,000 as of June 30, 2025 and December 31, 2024, respectively	319,000	319,000
Series H preferred stock, par value $0.0001 per share: 1,000 shares designated; 0 shares issued and outstanding as of June 30, 2025 and 310 shares issued and outstanding as of December 31, 2024. Aggregate liquidation preference of $0 and $472,245 as of June 30, 2025 and December 31, 2024, respectively	-	472,245
Series I preferred stock, par value $0.0001 per share: 1,000 shares designated; 0 shares issued and outstanding as of June 30, 2025 and 310 shares issued and outstanding as of December 31, 2024	-	-
Common stock, par value $0.0001 per share: 800,000,000 shares authorized; 576,305,099 and 2,397,794 issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	57,632	240
Additional paid-in capital	132,427,757	118,758,356
Accumulated deficit	(113,408,294)	(109,164,636)

Total Stockholders’ Equity	19,396,095	10,385,205

Total Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity	$23,451,950	$14,221,337

LogicMark, Inc.

CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Revenues	$2,853,210	$2,336,268	$5,445,035	$4,947,351
Costs of goods sold	925,910	781,318	1,872,507	1,625,183
Gross Profit	1,927,300	1,554,950	3,572,528	3,322,168

Operating Expenses
Direct operating cost	350,453	320,660	694,079	651,580
Advertising costs	46,395	135,220	220,985	287,433
Selling and marketing	703,249	605,493	1,220,348	1,193,031
Research and development	138,115	133,556	293,604	307,458
General and administrative	2,313,034	1,982,997	4,579,753	3,881,960
Other expense	14,423	69,932	64,035	153,758
Depreciation and amortization	494,045	377,974	993,472	723,525

Total Operating Expenses	4,059,714	3,625,832	8,066,276	7,198,745

Operating Loss	(2,132,414)	(2,070,882)	(4,493,748)	(3,876,577)

Other Income
Interest income	133,648	32,025	178,863	93,177
Other (expense) income	(53,906)	-	71,227	-
Total Other Income	79,742	32,025	250,090	93,177

Loss Before Income Taxes	(2,052,672)	(2,038,857)	(4,243,658)	(3,783,400)
Income tax expense	-	-	-	-
Net Loss	(2,052,672)	(2,038,857)	(4,243,658)	(3,783,400)
Preferred stock dividends	(75,000)	(75,000)	(150,000)	(150,000)
Net Loss Attributable to Common Stockholders	(2,127,672)	(2,113,857)	(4,393,658)	(3,933,400)

Net Loss Attributable to Common Stockholders Per Share - Basic and Diluted	$(0.00)	$(24.12)	$(0.02)	$(45.30)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	549,767,010	87,630	283,971,707	86,824

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